                                                                    Exhibit 10.1

________________________________________________________________________________

                            ASSET PURCHASE AGREEMENT

                                     among:

                             DESTINY NETWORKS, INC.,
                             a Delaware corporation;

                                       and

                                  BRENT BILGER,
                                  an individual

                                       and

                              HOME DIRECTOR, INC.,
                             a Delaware corporation

                          -----------------------------

                          Dated as of December 28, 2006

                          -----------------------------

________________________________________________________________________________

                                TABLE OF CONTENTS

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                                      iii

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (the "Agreement") is entered into as of
December 28, 2006, by and between: DESTINY NETWORKS, INC., a Delaware corporation (the "Seller"), BRENT BILGER (the "Principal Stockholder"); and HOME
DIRECTOR INC., a Delaware corporation (the "Purchaser"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

                                    RECITALS

     A.   The Seller owns and operates a manufacturer of home and theater controllers (the "Business").

     B.   The Boards of Directors of the Seller (the "Seller's Board") and
Purchaser (the "Purchaser's Board") have determined that it is in the best interests of the Seller, and Purchaser, respectively, and their respective stockholders to consummate the purchase of all of the assets of the Business by
Purchaser and the assumption of certain liabilities (the "Acquisition").

     C.   The Seller wishes to provide for the sale of substantially all of the assets of the Seller to the Purchaser, and Purchaser wishes to acquire all such assets, on the terms set forth in this Agreement.

                                    AGREEMENT

     The parties to this Agreement, intending to be legally bound, agree as follows:

1.   SALE OF ASSETS; RELATED TRANSACTIONS.

     1.1  Sale of Assets. The Seller shall cause to be sold, assigned, transferred, conveyed and delivered to the Purchaser, at the Closing (as defined below), good and valid title to the Assets (as defined below), free of any
Encumbrances, on the terms and subject to the conditions set forth in this
Agreement. For purposes of this Agreement, "Assets" shall mean and include: (a)
all of the properties, rights, interests and other tangible and intangible assets of the Seller (wherever located and whether or not required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles), including any assets acquired by the Seller during the
Pre-Closing Period; and (b) any other assets that are owned by any of the Seller or any other Related Party and that are needed for the conduct of, or are useful in connection with, the business of the Seller; provided, however, that the
Assets shall not include any Excluded Assets. Without limiting the generality of the foregoing, the Assets shall include:

          (1) all accounts receivable, notes receivable and other receivables of the Seller;

          (2) all inventories and work-in-progress of the Seller, and all rights to collect from customers (and to retain) all fees and other amounts payable, or that may become payable, to the Seller with respect to services performed on behalf of the Seller on or prior to the Closing Date;

          (3) all equipment, materials, prototypes, tools, supplies, vehicles, furniture, fixtures, improvements and other tangible assets of the Seller
(including the tangible assets identified in Part 2.10 of the Seller Disclosure
Schedule);

          (4) all advertising and promotional materials possessed by the Seller;

          (5) all Intellectual Property Assets and related goodwill of the
Seller (including the right to use the name "Elegant Home Systems" and variations thereof, and the Intellectual Property Assets identified in Part 2.13 of the Seller Disclosure Schedule);

          (6) all rights of the Seller under the Seller's Contracts (including the Contracts identified in Exhibit B of the Seller Disclosure Schedule);

          (7) all Governmental Authorizations held by the Seller (including the
Governmental Authorizations identified in Part 2.17 of the Seller Disclosure
Schedule);

          (8) all claims (including claims for past infringement or
misappropriation of Intellectual Property Assets or Intellectual Property
Rights) and causes of action of the Seller against other Persons (regardless of whether or not such claims and causes of action have been asserted by the
Seller), and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by the Seller (regardless of whether such rights are currently exercisable); and

          (9) all books, records, files and data of the Seller.

     1.2 Purchase Price.

          (a) As consideration for the sale of the Assets to the Purchaser:

               (i) at the Closing, the Purchaser shall become obligated to issue
One Million Seven Hundred Fifty Thousand (1,750,000) shares of Common Stock of the Purchaser to be subscribed by the Seller;

               (ii) at the Closing, the Purchaser shall assume the Assumed
Liabilities by delivering to the Seller an Assumption Agreement in substantially the form of Exhibit C (the "Assumption Agreement");

               (iii) upon achievement of the milestones, as specified in Section
1.3 hereof, Purchaser shall pay to the Seller the Milestone Consideration, as such term is defined in Section 1.3;

               (iv) upon the one year anniversary of the Closing, subject to withholding and deduction pursuant to Section 10.3 hereof, the Purchaser shall issue to the Seller Two Hundred Fifty Thousand (250,000) shares of Common Stock of the Purchaser (the "Holdback Amount").

          (b) For purposes of this Agreement "Assumed Liabilities" shall mean only the following liabilities of the Seller:

               (i) all accounts payable of the Seller that arose from bona fide transactions entered into in the Ordinary Course of Business and that remain unpaid as of the Closing Date, but only to the extent and in the amount reflected as "accounts payable" as set forth on Exhibit B;

               (ii) the obligations of the Seller under the Contracts identified on Exhibit B hereto, but only to the extent such obligations (A) arise after the
Closing Date, (B) do not arise from or relate to any Breach by the Seller of any provision of any of such Contracts, (C) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the
Closing Date that, with notice or lapse of time, would constitute or result in a
Breach of any of such Contracts, and (D) are ascertainable (in nature and amount) solely by reference to the express terms of such Contracts; and

               (iii) the accrued employee vacation balances set forth on Exhibit
B hereto;

provided, however, that notwithstanding the foregoing, and notwithstanding anything to the contrary contained in this Agreement, the "Assumed Liabilities"
shall not include, and the Purchaser shall not be required to assume or to perform or discharge:

               (1) any Liability of any stockholder of the Company or any other
Person, except for the Seller;

               (2) any Liability of the Seller arising out of or relating to the execution, delivery or performance of any of the Transactional Agreements;

               (3) any Liability of the Seller for any fees, costs or expenses of the type referred to in Section 5.2 hereof;

               (4) any Liability of the Seller arising from or relating to any action taken by the Seller, or any failure on the part of the Seller to take any action, at any time after the Closing Date;

               (5) any Liability of the Seller arising from or relating to (x)
any services performed by the Seller for any customer, (y) any claim or
Proceeding against the Seller, or (z) any service agreement entered into by the
Seller for on-going service or maintenance related to products or services sold by the Seller;

               (6) any Liability of the Seller for the payment of any Tax;

               (7) any Liability of the Seller to any employee or former
employee of the Seller under or with respect to any Seller Employee Plan, profit sharing plan or dental plan or for severance pay;

               (8) any Liability of the Seller to any of its stockholders or any other Related Party;

               (9) any Liability under any Contract, if the Seller shall not have obtained, prior to the Closing Date, any Consent required to be obtained from any Person with respect to the assignment or delegation to the Purchaser of any rights or obligations under such Contract;

               (10) any Liability that is inconsistent with or constitutes an inaccuracy in, or that arises or exists by virtue of any Breach of, (x) any representation or warranty made by the Seller or the Principal Stockholder in any of the Transactional Agreements, or (y) any covenant or obligation of the
Seller or the Principal Stockholder contained in any of the Transactional
Agreements;

               (11) any Liability owed by the Seller or any stockholder of the
Seller to any broker or finder, including, without limitation, any fee payable by the Seller or any stockholder of the Seller to Stratagem Partnering, Inc.,

               (12) any Liability listed on Exhibit G hereto; or

               (11) any other Liability that is not referred to specifically in clause "(i)", "(ii)" or "(iii)" of this sentence.

     1.3 Milestones.

          (a) If both of the following milestones are achieved by the Purchaser on or before December 31, 2007, then the Purchaser shall pay to the Seller the
Milestone Consideration, as set forth in Section 1.3(c):

               (i) The completed development of a product known as the "Digital
Home Access Service (DHAS)" which will allow homeowners and integrators to access the Domain 3000 from the Internet; and

               (ii) The completed development of a product known as the "D3Can,"
a version of the Domain 3000 that allows it to be physically installed into a
Home Director network connection center.

          (b) The determination as to whether the milestones set forth in
Section 1.3(a) have been achieved shall be made by the Chief Executive Officer of the Purchaser (or, if the Company does not at such time have a Chief
Executive Officer, by the then most senior executive officer of the Purchaser)
in his sole discretion.

          (c) The Milestone Consideration shall be comprised of the following:

               (i) Five Million Dollars ($5,000,000) cash, provided, however, that if the Purchaser in good faith determines that its financial resources do not at the Milestone Consideration Due Date permit Purchaser to make such cash payment, Purchaser may instead issue an unsecured promissory note to Seller, in the principal amount of Five Million Dollars ($5,000,000) and bearing simple interest at a rate of eight percent per annum, with a term of one (1) year; and

               (ii) The Purchaser shall issue to the Seller One Million Five
Hundred Thousand (1,500,000) shares of Common Stock of the Purchaser.

          (d) The Milestone Consideration shall be due and payable fifteen (15)
Trading Days after the determination, in accordance with Section 1.3(b), that the milestones set forth in Section 1.3(a) have been achieved (the "Milestone
Consideration Due Date").

     1.4 Sales Taxes. The Seller shall bear and pay, and shall reimburse the
Purchaser and the Purchaser's affiliates for, any sales taxes, use taxes, transfer taxes, documentary charges, recording fees or similar taxes, charges, fees or expenses that may become payable in connection with the sale of the
Assets to the Purchaser or in connection with any of the other Transactions.

     1.5 Allocation of the Purchase Price. At or prior to the Closing, the
Purchaser shall deliver to the Seller a statement setting forth the Purchaser's good faith determination of the manner in which the consideration referred to in
Sections 1.2(a)(i), 1.2(a)(ii) and 1.2(a)(iii) is to be allocated among the
Assets. The allocation prescribed by such statement shall be conclusive and binding upon the Seller for all purposes, and the Seller shall not file any Tax
Return or other document with, or make any statement or declaration to, any
Governmental Body that is inconsistent with such allocation.

     1.6 Closing.

          (a) The closing of the sale of the Assets to the Purchaser (the
"Closing") shall take place at the offices of Cooley Godward Kronish LLP in Palo
Alto, California, at 10:00 a.m. on December 28, 2006; provided, however, that if any condition set forth in Section 7 has not been satisfied as of the date designated by the Purchaser, then the Purchaser may, at its election, unilaterally postpone the Scheduled Closing Time by up to 60 days. For purposes of this Agreement, "Closing Date" shall mean the time and date as of which the
Closing actually takes place.

          (b) At the Closing the Seller shall execute and deliver to the
Purchaser such bills of sale, endorsements, assignments and other documents as may (in the reasonable judgment of the Purchaser or its counsel) be necessary or appropriate to assign, convey, transfer and deliver to the Purchaser good and valid title to the Assets free of any Encumbrances.

          (c) The Purchaser shall use commercially reasonable means to issue One
Million Seven Hundred Fifty Thousand (1,750,000) shares of Common Stock of the
Purchaser to be subscribed by the Seller as contemplated by Section 1.2(a)(i) as soon as reasonably practicable following the issuance of shares of Common Stock of Purchaser pursuant to that certain Plan of Reorganization regarding the
Purchaser, as approved by the U.S. Bankruptcy Court for the Northern District of
California, Oakland Division by order dated October 12, 2006.

2.   REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL STOCKHOLDER AND THE SELLER.

     Except as set forth on the Seller Disclosure Schedule specifying the relevant subsection hereof, the Principal Stockholder and the Seller, jointly and severally, represent and warrant, to and for the benefit of the Indemnitees, as follows:

     2.1  Capitalization.

          (a) The authorized capital of the Seller consists of 20 Million shares of Common Stock, no par value ("Common Stock"), of which 6,642,556 shares are issued and outstanding; and 10 million shares of Preferred Stock, no par value
("Preferred Stock"), of which 1,407,261 shares are issued and outstanding. There are no other shares of capital stock of the Seller authorized or outstanding.

          (b) The outstanding shares of capital stock of the Seller have been duly and validly authorized and issued, are fully paid and nonassessable, and were issued in accordance with the registration or qualification provisions of the Securities Act and any relevant state securities laws, or pursuant to valid exemptions therefrom.

          (c) The Principal Stockholder is, and will be as of the Closing Date, the holder of a majority of the voting stock of the Seller. Except for (i)
currently outstanding options to purchase shares of Common Stock granted to employees and other service providers pursuant to the Seller's 2000 Employee
Stock Option Plan (the "Seller Option Plan"), and (ii) as set forth in Part
2.1(c) of the Seller Disclosure Schedule, there are not outstanding any options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Seller of any shares of its capital stock.
The Seller is not a party or subject to any agreement or understanding, and, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of the Seller.

          (d) Each holder of the Seller's capital stock is an "accredited investor" as that term is defined under Rule 501(a) of Regulation D promulgated under the Securities Act.

     2.2 Due Organization; No Subsidiaries; Etc. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the
State of Delaware. The Seller is not required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions listed in Part 2.1 of the Seller
Disclosure Schedule. The Seller is in good standing as a foreign corporation in each of the jurisdictions listed in Part 2.2 of the Seller Disclosure Schedule.
The Seller does not have any subsidiaries, and does not own, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any other Entity. The Seller has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than "Destiny Networks,
Inc." and " Elegant Home Systems".

     2.3 Certificate of Incorporation and Bylaws; Records. The Seller has
delivered to (or made available for inspection by) the Purchaser accurate and complete copies of: (i) the Certificate of Incorporation of the Seller,
including all amendments thereto and bylaws of the Seller, including all amendments thereto; (ii) the stock records of the Seller; and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Seller and the board of directors of the Seller. There have been no meetings or other proceedings of the stockholders of the Seller, the board of directors of the Seller or any committee of the board of directors of the Seller that are not fully reflected in such minutes or other records. The books of account, stock records, minute books and other records of the Seller are accurate, up-to-date and complete, and have been maintained in accordance with sound and prudent business practices. All of the records of the Seller are in the actual possession and direct control of the Seller.

     2.4 Financial Statements. The Seller has delivered to the Purchaser the following financial statements (collectively, the "Financial Statements"): (a)
the unaudited balance sheets of the Seller as of December 31, 2004, December 31,
2005 and September 30, 2006, and the related statements of income and retained earnings and cash flows for the years then ended. The Financial Statements are accurate and complete in all respects, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered and present fairly the financial position of the
Seller as of the respective dates thereof and the results of operations and cash flows of the Seller for the periods covered thereby. Except as set forth in the
Financial Statements, the Seller has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the Ordinary Course of
Business subsequent to September 30, 2006 and (ii) obligations under Contracts and commitments incurred in the Ordinary Course of Business and not required under generally accepted accounting principles to be reflected in the Financial
Statements, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of the Seller. Except as disclosed in the Financial Statements, the Seller is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation. The
Seller maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

     2.5 Absence Of Changes. Except as set forth in Part 2.5 of the Seller
Disclosure Schedule, since September 30, 2006:

          (a) there has not been any adverse change in, and no event has occurred that might have an adverse effect on, the business, condition, assets, liabilities, operations, financial performance, net income or prospects of the
Seller;

          (b) there has not been any loss, damage or destruction to, or any interruption in the use of, any of the assets of the Seller (whether or not covered by insurance);

          (c) the Seller has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock or other securities, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

          (d) the Seller has not purchased or otherwise acquired any asset from any other Person, except for supplies acquired by the Seller in the Ordinary
Course of Business;

          (e) the Seller has not leased or licensed any asset from any other
Person;

          (f) the Seller has not made any capital expenditure;

          (g) the Seller has not sold or otherwise transferred, or leased or licensed, any asset to any other Person;

          (h) the Seller has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

          (i) the Seller has not made any loan or advance to any other Person;

          (j) the Seller has not (i) established or adopted any employee plan, or (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fees, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, employees or independent contractors;

          (k) no Contract by which the Seller or any of the assets owned or used by the Seller is or was bound, or under which the Seller has or had any rights or interest, has been amended or terminated;

          (l) the Seller has not incurred, assumed or otherwise become subject to any Liability, other than accounts payable (of the type required to be reflected as current liabilities in the "liabilities" column of a balance sheet prepared in accordance with GAAP) incurred by the Seller in bona fide transactions entered into in the Ordinary Course of Business;

          (m) the Seller has not discharged any Encumbrance or discharged or paid any indebtedness or other Liability, except for accounts payable that (i)
are reflected as current liabilities in the "liabilities" column of the
Financial Statements or have been incurred by the Seller since September 30,
2006, in bona fide transactions entered into in the Ordinary Course of Business, and (ii) have been discharged or paid in the Ordinary Course of Business;

          (n) the Seller has not forgiven any debt or otherwise released or waived any right or claim;

          (o) the Seller has not changed any of its methods of accounting or accounting practices in any respect;

          (p) the Seller has not entered into any transaction or taken any other action outside the Ordinary Course of Business; and

          (q) the Seller has not agreed, committed or offered (in writing or otherwise) to take any of the actions referred to in clauses "(c)" through
"(p)" above.

     2.6 Title To Assets. The Seller owns, and has good and valid title to, all of the assets purported to be owned by it, including: all assets reflected on the Financial Statements; all assets acquired by the Seller since September 30,
2006; all assets referred to in the Seller Disclosure Schedule; all rights of the Seller under the Contracts; and all other assets reflected in the books and records of the Seller as being owned by the Seller. Except as set forth in Part
2.6 of the Seller Disclosure Schedule, all of said assets are owned by the
Seller free and clear of any Encumbrances. Part 2.6 of the Seller Disclosure
Schedule identifies all of the assets that are being leased or licensed to the
Seller. The Assets will collectively constitute, as of the Closing Date, all of the properties, rights, interests and other tangible and intangible assets necessary to enable the Seller to conduct its business in the manner in which such business is currently being conducted and in the manner in which such business is proposed to be conducted.

     2.7 Bank Accounts. Part 2.7 of the Seller Disclosure Schedule accurately sets forth, with respect to each account maintained by or for the benefit of the
Seller at any bank or other financial institution: (a) the name and location of the institution at which such account is maintained; (b) the name in which such account is maintained and the account number of such account; (c) a description of such account and the purpose for which such account is used; (d) the current balance in such account; (e) the rate of interest being earned on the funds in such account; and (f) the names of all individuals authorized to draw on or make withdrawals from such account. There are no safe deposit boxes or similar arrangements maintained by or for the benefit of the Seller.

     2.8 Receivables. Part 2.8 of the Seller Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Seller as of September 30, 2006. Except as set forth in Part 2.8 of the Seller Disclosure Schedule, all existing accounts receivable of the Seller (including those accounts receivable reflected on the Financial Statements that have not yet been collected and those accounts receivable that have arisen since September 30, 2006 and have not yet been collected): (i) represent valid obligations of customers of the Seller arising from bona fide transactions entered into in the Ordinary Course of Business.

     2.9 Inventory. Part 2.9 of the Seller Disclosure Schedule provides an accurate and complete breakdown of all inventory (including raw materials, work in process and finished goods) of the Seller as of September 30, 2006. All of the Seller's existing inventory (including all inventory that is reflected on the Financial Statements and that has not been disposed of by the Seller since
September 30, 2006): (a) is of such quality and quantity as to be usable and saleable by the Seller in the Ordinary Course of Business; (b) has been priced at the lower of cost or market value using the "last-in, first-out" method; and
(c) is free of any defect or deficiency. The inventory levels maintained by the
Seller (i) are not excessive in light of the Seller's normal operating requirements, (ii) are adequate for the conduct of the Seller's operations in the Ordinary Course of Business, and (iii) are comparable to the inventory levels maintained by other companies of similar size and business.

     2.10 Equipment, Etc. Part 2.10 of the Seller Disclosure Schedule accurately identifies all equipment, materials, prototypes, tools, supplies, vehicles, furniture, fixtures, improvements and other tangible assets owned by the Seller, and accurately sets forth the date of acquisition, original cost and book value of each of said assets. Part 2.10 of the Seller Disclosure Schedule also accurately identifies all tangible assets leased to the Seller. Each asset identified or required to be identified in Part 2.10 of the Seller Disclosure
Schedule: (i) is structurally sound, free of defects and deficiencies and in good condition and repair (ordinary wear and tear excepted); (ii) complies in all respects with, and is being operated and otherwise used in full compliance with, all applicable Legal Requirements; and (iii) is adequate and appropriate for the uses to which it is being put. The assets identified in Part 2.10 of the
Seller Disclosure Schedule are adequate for the conduct of the business of the
Seller in the manner in which such business is currently being conducted and in the manner in which such business is proposed to be conducted.

     2.11 Contracts.

          (a) Part 2.11 of the Seller Disclosure Schedule identifies and provides an accurate and complete description of each Seller Contract. The
Seller has delivered to the Purchaser accurate and complete copies of all
Contracts identified in Part 2.11 of the Seller Disclosure Schedule, including all amendments thereto. Each Seller Contract is valid and in full force and effect.

          (b) Except as set forth in Part 2.11 of the Seller Disclosure
Schedule: (i) no Person has violated or breached, or declared or committed any default under, any Seller Contract; (ii) no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (A) result in a violation or breach of any of the provisions of any Seller
Contract, (B) give any Person the right to declare a default or exercise any remedy under any Seller Contract, (C) give any Person the right to accelerate the maturity or performance of any Seller Contract, or (D) give any Person the right to cancel, terminate or modify any Seller Contract; (iii) the Seller has not received any notice or other communication (in writing or otherwise)
regarding any actual, alleged, possible or potential violation or breach of, or default under, any Seller Contract; and (iv) the Seller has not waived any right under any Seller Contract.

          (c) To the best of the knowledge of the Seller and the Principal
Stockholder, each Person against which the Seller has or may acquire any rights under any Seller Contract is solvent and is able to satisfy all of such Person's current and future monetary obligations and other obligations and Liabilities thereunder.

          (d) Except as set forth in Part 2.11 of the Seller Disclosure
Schedule, the Seller has never guaranteed or otherwise agreed to cause, ensure or become liable for, and the Seller has never pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person.

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          (e) To the best of the Seller's and Principal Shareholder's knowledge, the performance of the Seller Contracts will not result in any violation of or failure to comply with any Legal Requirements.

          (f) No Person is renegotiating, or has the right to renegotiate, any amount paid or payable to the Seller under any Seller Contract or any other term or provision of any Seller Contract.

          (g) The Seller has no knowledge of any basis upon which any party to any Seller Contract may object to (i) the assignment to the Purchaser of any right under such Seller Contract, or (ii) the delegation to or performance by the Purchaser of any obligation under such Seller Contract.

          (h) The Contracts identified in Part 2.11 of the Seller Disclosure
Schedule collectively constitute all of the Contracts necessary to enable the
Seller to conduct its business in the manner in which such business is currently being conducted and in the manner in which such business is proposed to be conducted.

          (i) Part 2.11 of the Seller Disclosure Schedule identifies and provides an accurate and complete description of each proposed Contract as to which any bid, offer, written proposal, term sheet or similar document has been submitted or received by the Seller.

     2.12 Real Property. The Seller does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.12 of the Seller Disclosure Schedule. Part
2.12 of the Seller Disclosure Schedule provides an accurate and complete description of the premises covered by said leases and the facilities located on such premises. The Seller enjoys peaceful and undisturbed possession of such premises.

     2.13 Intellectual Property.

     (a) The term "Intellectual Property Assets" means all intellectual property owned or licensed (as licensor or licensee) by Seller in which Seller has a proprietary interest, including:

          (i) Seller's name, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications
(collectively, "Marks");

          (ii) all patents, patent applications and inventions and discoveries that may be patentable (collectively, "Patents");

          (iii) all registered and unregistered copyrights in both published works and unpublished works (collectively, "Copyrights");

          (iv) all rights in mask works;

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          (v) all know-how, trade secrets, confidential or proprietary information, customer lists, Software, technical information, data, process technology, plans, drawings and blue prints (collectively, "Trade Secrets"); and

          (vi) all rights in internet web sites and internet domain names presently used by Seller (collectively "Net Names").

     (b) Part 2.13(b) contains a complete and accurate list and summary description, including any royalties paid or received by Seller, and Seller has delivered to Buyer accurate and complete copies, of all Seller Contracts relating to the Intellectual Property Assets, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available
Software programs with a value of less than $10,000 under which Seller is the licensee. There are no outstanding and, to Seller's Knowledge, no threatened disputes or disagreements with respect to any such Contract.

     (c) (i) Except as set forth in Part 2.13(c), the Intellectual Property
Assets are all those necessary for the operation of Seller's business as it is currently conducted. Seller is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, and has the right to use without payment to a third party all of the Intellectual Property Assets, other than in respect of licenses listed in
Part 2.13(c).

          (ii) Except as set forth in Part 2.13(c), each Person who is or was an employee or contractor of the Seller and who is or was involved in the creation or development of any Seller Intellectual Property Asset has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights pertaining to such Seller product or Intellectual Property Asset to the Seller and confidentiality provisions protecting the Intellectual Property Asset. No current or former shareholder, officer, director, or employee of the Seller has any claim, right (whether or not currently exercisable), or interest to or in any Intellectual Property Asset. No employee of the Seller is (a) bound by or otherwise subject to any Contract restricting him from performing his duties for the Seller or (b) in breach of any Contract with any former employer or other
Person concerning Intellectual Property Rights or confidentiality due to his activities as an employee of the Seller.

     (d)  (i) Part 2.13(d) contains a complete and accurate list and summary description of all Patents.

          (ii) All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety
(90) days after the Closing Date.

          (iii) No Patent has been or is now involved in any interference, reissue, reexamination, or opposition Proceeding. To Seller's Knowledge, there is n o potentially interfering patent or patent application of any third party.

                                       12

          (iv) Except as set forth in Part 2.13 (d), (A) no Patent is infringed or, to Seller's Knowledge, has been challenged or threatened in any way and (B)
none of the products manufactured or sold, nor any process or know-how used, by
Seller infringes or is alleged to infringe any patent or other proprietary right of any other Person.

          (v) All products made, used or sold under the Patents have been marked with the proper patent notice.

     (e)  (i) Part 2.13(e) contains a complete and accurate list and summary description of all Marks.

          (ii) All Marks have been registered with the United States Patent and
Trademark Office, are currently in compliance with all formal Legal Requirements
(including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

          (iii) No Mark has been or is now involved in any opposition, invalidation or cancellation Proceeding and, to Seller's Knowledge, no such action is threatened with respect to any of the Marks.

          (iv) To Seller's Knowledge, there is no potentially interfering trademark or trademark application of any other Person.

          (v) No Mark is infringed or, to Seller's Knowledge, has been challenged or threatened in any way. None of the Marks used by Seller infringes or is alleged to infringe any trade name, trademark or service mark of any other
Person.

          (vi) All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

     (f)  (i) Part 2.13(f) contains a complete and accurate list and summary description of all Copyrights.

          (ii) All of the registered Copyrights are currently in compliance with formal Legal Requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date of Closing.

          (iii) No Copyright is infringed or, to Seller's Knowledge, has been challenged or threatened in any way. None of the subject matter of any of the
Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based upon the work of any other Person.

          (iv) All works encompassed by the Copyrights have been marked with the proper copyright notice.

                                       13

     (g)  (i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

          (ii) Seller has taken all reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets (including the enforcement by Seller of a policy requiring each employee or contractor to execute proprietary information and confidentiality agreements substantially in
Seller's standard form, and all current and former employees and contractors of
Seller have executed such an agreement).

          (iii) Seller has good title to and an absolute right to use the Trade
Secrets. The Trade Secrets are not part of the public knowledge or literature and, to Seller's Knowledge, have not been used, divulged or appropriated either for the benefit of any Person (other than Seller) or to the detriment of Seller.
No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way or infringes any intellectual property right of any other
Person.

     (h)  (i) Part 2.13(h) contains a complete and accurate list and summary description of all Net Names.

          (ii) All Net Names have been registered in the name of Seller and are in compliance with all formal Legal Requirements.

          (iii) No Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and, to Seller's Knowledge, no such action is threatened with respect to any Net Name.

          (iv) To Seller's Knowledge, there is no domain name application pending of any other person which would or would potentially interfere with or infringe any Net Name.

No Net Name is infringed or, to Seller's Knowledge, has been challenged, interfered with or threatened in any way. No Net Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.

     (i) To the best of the Seller's and Principal Shareholder's knowledge, none of the software (including firmware and other software embedded in hardware devices) owned, developed (or currently being developed), used, marketed, distributed, licensed, or sold by the Seller (including any software that is part of, is distributed with, or is used in the design, development, manufacturing, production, distribution, testing, maintenance, or support of any
Seller product, but excluding any third-party software that is generally available on standard commercial terms and is licensed to the Seller solely for internal use on a non-exclusive basis) (collectively, "Seller Software") (a)
contains any bug, defect, or error (including any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of date data) that materially and adversely affects the use, functionality, or performance of such Seller Software or any product or system containing or used in conjunction with such Seller Software; or (b) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Seller Software or the Seller has provided to the Purchaser a complete and accurate list of all known bugs, defects, and errors in each version of the Seller Software.

                                       14

     (j) To the best of the Seller's and Principal Shareholder's knowledge, no
Seller Software contains any "back door," "drop dead device," "time bomb,"
"Trojan horse," "virus," or "worm" (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file without the user's consent.

     (k) The source code for all Seller Software contains clear and accurate annotations and programmer's comments, and otherwise has been documented in a professional manner that is both: (i) consistent with customary code annotation conventions and best practices in the software industry; and (ii) sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support the Seller Software. No source code for any Seller
Software has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the
Seller. The Seller has no duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Seller
Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time)
will, or could reasonably be expected to, result in the delivery, license, or disclosure of the source code for any Seller Software to any other Person.

     (l)    Part 2.13(l) of the Seller Disclosure Schedule accurately identifies and describes (i) each item of Open Source Code that is contained in, distributed with, or used in the development of the Seller products or from which any part of any Seller product is derived, (ii) the applicable license terms for each such item of Open Source Code, and (iii) the Seller product or
Seller products to which each such item of Open Source Code relates.

     No Seller product contains, is derived from, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that (i) impose or could impose a requirement or condition that any Seller product or part thereof (A) be disclosed or distributed in source code form, (B)
be licensed for the purpose of making modifications or derivative works, or (C)
be redistributable at no charge, or (ii) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of the Seller to use or distribute any Seller product.

     2.14 Agreements; Action.

          (a) Except for agreements explicitly contemplated hereby, and except for agreements between the Seller and its employees regarding the sale of shares of the Seller's Common Stock under the Seller Option Plan, there are no agreements, understandings or proposed transactions between the Seller and any of its officers, directors, affiliates, or any affiliate thereof except as set forth on the Balance Sheet.

                                       15

          (b) There are no agreements, understandings, instruments, Contracts, proposed transactions, judgments, orders, writs or decrees to which the Seller is a party or by which it is bound that may involve (i) future obligations
(contingent or otherwise) of, or payments to the Seller in excess of $10,000
(other than obligations arising from purchase or sale agreements entered into in the Ordinary Course of Business), (ii) provisions restricting or affecting the development, manufacture or distribution of the Seller's products or services, or (iii) indemnification by the Seller with respect to infringements of proprietary rights (other than indemnification obligations arising from purchase, sale or license agreements entered into in the Ordinary Course of
Business).

          (c) The Seller has not (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities (other than with respect to dividend obligations, distributions, indebtedness and other obligations incurred in the Ordinary
Course of Business or as disclosed in the Financial Statements individually in excess of $10,000 or, in the case of indebtedness and/or liabilities individually less than $10,000, in excess of $25,000 in the aggregate, (iii)
made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the Ordinary Course of
Business.

          (d) For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, Contracts and proposed transactions involving the same person or entity (including persons or entities the Seller has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

          (e) Other than with Purchaser, the Seller has not engaged in the past three (3) months in any discussion (i) with any representative of any corporation or corporations regarding the consolidation or merger of the Seller with or into any such corporation or corporations, (ii) with any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of the Seller or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Seller is disposed of, or (iii)
regarding any other form of acquisition, liquidation, dissolution or winding up of the Seller.

     2.15 Major Customers and Suppliers. No customer or supplier that was significant to the Seller during the period covered by the Financial Statements or that has been significant to the Seller thereafter, has terminated, materially reduced or threatened to terminate or materially reduce its purchases from or provision of products or services to the Seller, as the case may be.

     2.16 Compliance with Other Instruments. The Seller is not in violation or default of any provision of its Certificate of Incorporation or Bylaws, or of
any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound, or, of any provision of any federal or state statute,

                                       16

rule or regulation applicable to the Seller. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Seller or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to the Seller, its business or operations or any of its assets or properties.

     2.17 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Seller is required in connection with the consummation of the transactions contemplated by this Agreement, except filings required pursuant to federal and state securities laws, which filings will be effected no later than the time such filings are required to be filed, or such other post-closing filings as may be required.

     2.18 Tax Matters. The Seller has filed all Tax Returns and reports
(including information returns and reports) as required by United States federal or state law. These Tax Returns and reports are true and correct in all material respects. The Seller has paid all taxes and other assessments due, except those contested by it in good faith that are listed in the Seller Disclosure Schedule.
The provision for taxes of the Seller as shown in the Financial Statements is adequate for taxes due or accrued as of the date thereof. The Seller is and always has been a Subchapter C corporation. The Seller has never had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. None of the Seller's federal income Tax Returns and none of its state income or franchise tax or sales or use Tax Returns has ever been audited by governmental authorities. Since the date of the Financial Statements, the Seller has not incurred any taxes, assessments or governmental charges other than in the Ordinary Course of Business and the Seller has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period.
The Seller has withheld or collected from each payment made to each of its employees, the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment
Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories.

     2.19 Employee And Labor Matters. The Seller is not bound by or subject to
(and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the best of the Seller's
Knowledge, has sought to represent any of the employees, representatives or agents of the Seller. There is no strike or other labor dispute involving the
Seller pending, or to the best of the Seller's Knowledge, threatened, that could have a Material Adverse Effect on the properties, assets, affairs, operations, financial condition, operating results, or business of the Seller (as such business is presently conducted and as it is presently proposed to be conducted), nor is the Seller aware of any labor organization activity involving its employees. The Seller is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the
Seller, nor does the Seller have a present intention to terminate the employment of any of the foregoing. The employment of each officer and employee of the

                                       17

Seller is terminable at the will of the Seller. The Seller has complied in all material respects with all applicable state and federal equal employment opportunity and other laws related to employment. The Seller is not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation agreement, other than the Seller
Option Plan. The Seller is not aware that any of its employees is obligated under any contract or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with the use of his or her efforts to promote the interests of the Seller or that would conflict with the Seller's business as presently conducted. No officer or employee of the Seller has entered into an employment agreement with the Seller or is entitled to any compensation following termination of employment with the Seller.

     2.20 Employee Benefit Plans and Compensation. The Seller does not have any
Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974.

     2.21 Environmental Matters. The Seller is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

     2.22 Insurance. The Seller has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its material properties that might be damaged or destroyed. The Seller has in full force and effect general liability and errors and omissions insurance in amounts customary for similarly situated companies.

     2.23 Related Party Transactions. No employee, officer, or director of the
Seller or member of his or her immediate family is indebted to the Seller, nor is the Seller indebted (or committed to make loans or extend or guarantee credit) to any of them, other than for (a) payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the
Seller, and (c) other standard employee benefits made generally available to all employees (including stock option agreements outstanding under the Seller Option
Plan or any other stock option plan approved by the Seller's Board). To the best of the Seller's Knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Seller is affiliated or with which the Seller has a business relationship, or any firm or corporation that competes with the Seller, except that employees, officers, or directors of the Seller and members of their immediate families may own stock in publicly traded companies that may compete with the Seller. No member of the immediate family of any officer or director of the Seller is directly or indirectly interested in any material Contracts with the Seller.

     2.24 Authority; Binding Nature Of Agreements. The Seller has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under each of the Transactional Agreements to which it is or may become a party; and the execution, delivery and performance by the Seller of the

                                       18

Transactional Agreements to which it is or may become a party have been duly authorized by all necessary action on the part of the Seller and its stockholders, board of directors and officers. This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against the
Seller in accordance with its terms. Upon the execution of each of the other
Transactional Agreements at the Closing, each of such other Transactional
Agreements to which the Seller is a party will constitute the legal, valid and binding obligation of the Seller and will be enforceable against the Seller in accordance with its terms.

     2.25 Brokers. Neither the Seller nor the Principal Stockholder has agreed or become obligated to pay, or has taken any action that might result in any
Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions.(1)

     2.26 Full Disclosure. None of the Transactional Agreements contains or will contain any untrue statement of fact; and none of the Transactional Agreements omits or will omit to state any fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading. All of the information set forth in the Seller Disclosure
Schedule, and all other information regarding the Seller and the Business, condition, assets, liabilities, operations, financial performance, net income and prospects that has been furnished to the Purchaser or any of the Purchaser's
Representatives by or on behalf of the Seller or by any Representative of the
Seller, is accurate and complete in all respects.

     2.27 Litigation. There is no action, suit proceeding or investigation pending or, to the Seller's Knowledge, currently threatened against the Seller that questions the validity of this Agreement, or the right of the Seller to enter into this Agreement, or to consummate the transactions contemplated hereby, or that could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect in the business, properties, affairs, assets, operations or financial condition of the Seller, or any change in the current equity ownership of the Seller, nor is the Seller aware that there is any basis for the foregoing. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or, to the
Seller's Knowledge, threatened (or any basis therefor known to the Seller)
involving the prior employment of any of the Seller's employees, their use in connection with the Seller's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Seller is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Seller currently pending or that the Seller intends to initiate.

     2.28 Permits. The Seller has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, and the Seller believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. The Seller is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

_________________
(1) Seller to add Stratagem payment to Seller Disclosure Schedule, and any other finder's fees, all of which will be borne by Seller.

                                       19

     2.29 Manufacturing and Marketing Rights. The Seller has not granted rights to manufacture, produce, assemble, license, market, or sell its products to any other person and is not bound by any agreement that affects the Seller's exclusive right to develop, manufacture, assemble, distribute, market or sell its products.

     3.   REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

     Except as set forth on the Purchaser Disclosure Schedule specifying the relevant subsection hereof, the Purchaser represents and warrants, to and for the benefit of the Seller and the Principal Stockholder, as follows:

     3.1 Authority; Binding Nature Of Agreements. The Purchaser has the absolute and unrestricted right, power and authority to enter into and perform its obligations under this Agreement and under the Assumption Agreement, and the execution and delivery of this Agreement and the Assumption Agreement by the
Purchaser have been duly authorized by all necessary action on the part of the
Purchaser and its board of directors. This Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms. Upon the execution and delivery of the Assumption Agreement at the
Closing, the Assumption Agreement will constitute the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms.

     3.2 Valid Issuance. The Purchaser Common Stock to be issued in the
Acquisition will be, when issued in accordance with the provisions of this
Agreement, validly issued, fully paid and nonassessable, and, assuming the accuracy of the representation of the Seller set forth in Section 2.1(d) above, issued in compliance with all applicable federal and state securities laws.

     3.3 Organization, Standing and Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of
Delaware, and has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a material adverse effect on Purchaser, respectively.

     3.4 Brokers. The Purchaser has not become obligated to pay, and has not taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions.

     4.   PRE-CLOSING COVENANTS OF THE PRINCIPAL STOCKHOLDER AND THE SELLER.

     4.1 Access And Investigation. The Principal Stockholder and the Seller
shall ensure that, at all times during the Pre-Closing Period: (a) the Seller and its Representatives provide the Purchaser and its Representatives with free and complete access to the Seller's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Seller and its business; (b) the Seller and its

                                       20

Representatives provide the Purchaser, and its Representatives with such copies of existing books, records, Tax Returns, work papers and other documents and information relating to the Seller and its business as the Purchaser may request in good faith; and (c) the Seller and its Representatives compile and provide the Purchaser, and its Representatives with such additional financial, operating and other data and information relating to the Seller and its business as the
Purchaser may request in good faith.

     4.2 Operation Of Business. The Principal Stockholder and the Seller shall ensure that, during the Pre-Closing Period:

          (a) no stockholder directly or indirectly sells or otherwise transfers, or agrees, commits or offers (in writing or otherwise) to sell or otherwise transfer, any stock in the Seller or any interest in or right relating to any such stock;

          (b) no stockholder permits, or agrees, commits or offers (in writing or otherwise) to permit, any stock in the Seller to become subject, directly or indirectly, to any Encumbrance;

          (c) the Seller conducts its operations exclusively in the Ordinary
     Course of Business and in the same manner as such operations have been conducted prior to the date of this Agreement;

          (d) the Seller (i) preserves intact its current business organization,
     (ii) uses its best efforts to keep available the services of its current officers and employees, (iii) maintains its relations and good will with all suppliers, customers, landlords, creditors, licensors, licensees, employees, independent contractors and other Persons having business relationships with the Seller, and (iv) promptly repairs, restores or replaces any assets that are destroyed or damaged;

          (e) the Seller keeps in full force all insurance policies identified in Part 2.22 of the Seller Disclosure Schedule;

          (f) the officers of the Seller confer regularly with the Purchaser concerning operational matters and otherwise report regularly to the
     Purchaser concerning the status of the Seller's business, condition, assets, liabilities, operations, financial performance and prospects;

          (g) the Purchaser is notified immediately of any inquiry, proposal or offer from any Person relating to any Acquisition Transaction;

          (h) the Seller and its officers use their best commercial efforts to cause the Seller to operate profitably and to maximize its revenues and net income;

          (i) the Seller does not (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or other securities, or (ii) repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

                                       21

          (j) the Seller does not sell or otherwise issue any shares of capital stock or any other securities;

          (k) the Seller does not effect or become a party to any Acquisition
     Transaction;

          (l) the Seller does not form any subsidiary or acquire any equity interest or other interest in any other Entity;

          (m) the Seller does not make any capital expenditure, except for capital expenditures that are made in the Ordinary Course of Business and that, when added to all other capital expenditures made on behalf of the
     Seller during the Pre-Closing Period, do not exceed $10,000 in the aggregate;

          (n) the Seller does not enter into or permit any of its assets to become bound by any Contract;

          (o) the Seller does not incur, assume or otherwise become subject to any Liability, except for current liabilities (of the type required to be reflected in the "liabilities" column of a balance sheet prepared in accordance with GAAP) incurred in the Ordinary Course of Business;

          (p) the Seller does not establish or adopt any Seller Employee Plan, or pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fees, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, employees or independent contractors;

          (q) the Seller does not change any of its methods of accounting or accounting practices in any respect;

          (r) the Seller does not commence or settle any Proceeding;

          (s) the Seller does not enter into any transaction or take any other action of the type referred to in Section 2.5;

          (t) the Seller does not enter into any transaction or take any other action outside the Ordinary Course of Business;

          (u) the Seller does not enter into any transaction or take any other action that might cause or constitute a Breach of any representation or warranty made by the stockholders or the Seller in this Agreement if (A)
     such representation or warranty had been made as of the time of such transaction or action, (B) such transaction had been entered into, or such action had occurred, on or prior to the date of this Agreement or (C) such representation or warranty had been made as of the Closing;

          (v) the Seller does not agree, commit or offer (in writing or otherwise) to take any of the actions described in clauses "(i)" through
     "(u)" of this Section 4.2.

                                       22

     4.3 Filings and Consents. The Principal Stockholder and the Seller shall ensure that: (a) all filings, notices and Consents required to be made, given and obtained in order to consummate the Transactions are made, given and obtained on a timely basis; and (b) during the Pre-Closing Period, the Principal
Stockholder and the Seller and their respective Representatives cooperate with the Purchaser and with the Purchaser's Representatives, and prepare and make available such documents and take such other actions as the Purchaser may request in good faith, in connection with any filing, notice or Consent that the
Purchaser is required or elects to make, give or obtain.

     4.4 Notification; Updates to Disclosure Schedule. During the Pre-Closing
Period, the Principal Stockholder and the Seller shall promptly notify the
Purchaser in writing of: (a) the discovery by the Principal Stockholder or the
Seller of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a Breach of any representation or warranty made by the Principal Stockholder or the
Seller in this Agreement; (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a Breach of any representation or warranty made by the Principal
Stockholder or the Seller in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (c) any Breach of any covenant or obligation of the Principal
Stockholder or the Seller; and (d) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in
Section 6 or Section 7 impossible or unlikely. If any event, condition, fact or circumstance that is required to be disclosed pursuant to this Section 4.4 requires any change in the Seller Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Seller
Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Principal
Stockholder and the Seller shall promptly deliver to the Purchaser an update to the Seller Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Seller Disclosure Schedule for the purpose of
(i) determining the accuracy of any representation or warranty made by the
Principal Stockholder or the Seller in this Agreement or in the Closing
Certificate, or (ii) determining whether any of the conditions set forth in
Section 7 has been satisfied.

     4.5 No Negotiation. The Principal Stockholder and the Seller shall ensure that, during the Pre-Closing Period, neither the Seller the Principal
Stockholder, nor any Representative of the Principal Stockholder or of the
Seller, directly or indirectly: (a) solicits or encourages the initiation of any inquiry, proposal or offer from any Person (other than the Purchaser) relating to any Acquisition Transaction; (b) participates in any discussions or negotiations with, or provides any non-public information to, any Person (other than the Purchaser) relating to any proposed Acquisition Transaction; or (c)
considers the merits of any unsolicited inquiry, proposal or offer from any
Person (other than the Purchaser) relating to any Acquisition Transaction.

                                       23

     4.6 Best Efforts. During the Pre-Closing Period, the Principal Stockholder
and the Seller shall use their best efforts to cause the conditions set forth in
Section 7 to be satisfied on a timely basis.

     4.7 Confidentiality. The Principal Stockholder and the Seller shall ensure that, during the Pre-Closing Period: (a) neither the Seller nor the Principal
Stockholder, nor any Representative of the Principal Stockholder or of the
Seller, issues or disseminates any press release or other publicity or otherwise makes any disclosure of any nature (to any supplier, customer, landlord, creditor or employee of the Seller or to any other Person) regarding any of the
Transactions or the existence or terms of this Agreement, except to the extent that the Seller is required by law to make any such disclosure; and (b) if the
Seller is required by law to make any such disclosure, the Principal Stockholder and the Seller advise the Purchaser, at least five business days before making such disclosure, of the nature and content of the intended disclosure.

     5.   ADDITIONAL COVENANTS AND AGREEMENTS.

     5.1 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

     5.2 Tax Treatment. Neither Purchaser nor the Seller shall knowingly take any action which would disqualify the Acquisition as a "reorganization" that would be tax free to the stockholders of Purchaser and the Seller pursuant to
Section 368(a) of the Code.

     5.3 Press Releases. The Seller and Purchaser shall agree with each other as to the form and substance of any press release or public announcement related to this Agreement or the transactions contemplated hereby; provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which is required by law or regulation. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

     5.4 Projections. Purchaser and the Seller acknowledge that each has provided the other with certain financial and business projections related to their respective businesses. The parties agree that such projections were only good faith estimates and the failure of any such projections to come to fruition shall not independently give rise to any liability for any party hereto.

     5.5 Restrictions on Transfer.

     (a) The Seller (or any other transferor to the extent applicable) shall not make any disposition of all or any portion of the Purchaser Common Stock issued pursuant to this Agreement to any person or entity:

                                       24

          (i) unless (A) the disposition is in connection with a liquidation or other pro rata distribution to the stockholders of the Seller and the proposed transferee is an "accredited investor" as defined under Rule 501 of Regulation D of the Securities Act and the Seller (or any other transferor to the extent applicable) shall have provided Purchaser with evidence thereof reasonably satisfactory to Purchaser or (B) the Seller (or any other transferor to the extent applicable) shall have furnished Purchaser with an opinion of counsel in form and substance reasonably satisfactory to Purchaser that such disposition would not require registration of such shares under the Securities Act and would not otherwise violate applicable securities laws with respect to such transfer and the initial issuance of shares by Purchaser pursuant to this Agreement
(based on Rule 506 of Regulation D of the Securities Act);

          (ii) unless the transferee has agreed in writing to be bound by the terms of this Section 5.5; and

          (iii) that would result in more than an aggregate of twenty (20)
persons or entities holding shares of Purchaser Common Stock issued pursuant to this Agreement (taking into account any prior dispositions of Purchaser Common
Stock issued pursuant to this Agreement by the Seller or any other third party).

     (b) Each certificate representing the shares of Purchaser Common Stock issued pursuant to this Agreement shall be stamped or otherwise imprinted with legends substantially similar to the following (in addition to any legend otherwise required under applicable state securities laws):

         THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF
         1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR
         HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS
         TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY
         TO THE SELLER THAT SUCH REGISTRATION IS NOT REQUIRED.

         THE SALE, TRANSFER OR ASSIGNMENT OF THE SECURITIES REPRESENTED BY THIS
         CERTIFICATE ARE SUBJECT TO THE TERMS OF AN AGREEMENT BETWEEN THE SELLER
         AND THE REGISTERED HOLDER OR SUCH HOLDER'S PREDECESSOR IN INTEREST. A
         COPY OF SUCH AGREEMENT MAY BE OBTAINED BY WRITTEN REQUEST MADE BY THE
         HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE SELLER.

     5.6 Change Of Name. Immediately after the Closing, the Seller shall cease to conduct business under the name "Destiny Networks" or any variation thereof, and shall, at the request of the Purchaser, change its name to a name that is satisfactory to Purchaser.

     5.7 Principal Stockholder Support. Principal Stockholder shall vote all shares of Seller beneficially held or controlled by him in favor of the
Acquisition.

                                       25

6.   CONDITIONS TO OBLIGATIONS OF EACH PARTY.

The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment or waiver at or prior to the Closing
Date of the following conditions:

     (a) No Injunction. No injunction or other order entered by a state or federal court of competent jurisdiction shall have been issued and remain in effect which would prohibit or make illegal the consummation of the transactions contemplated hereby.

     (b) No Prohibitive Change of Law. There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would prohibit or make illegal the consummation of the transactions contemplated hereby.

     (c) Governmental Action. There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction proposed, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, state or other court, government or governmental authority or agency, which could reasonably be expected to result, directly or indirectly, in any Material Adverse Effect.

7.   CONDITIONS PRECEDENT TO THE PURCHASER'S OBLIGATION TO CLOSE.

     The Purchaser's obligation to purchase the Assets and to take the other actions required to be taken by the Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

     7.1 Representations and Compliance. The representations and warranties of the Seller under section 2 of this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Closing as if made at and as of the Closing Date
(without giving effect to any supplement to the Purchaser Disclosure Schedule), except where the failure to be true and correct would not have, or would not reasonably be expected to have, a Material Adverse Effect on the Seller. The
Seller shall have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the
Closing Date.

     7.2 Consents and Approvals. All consents and approvals necessary for the
Seller to consummate the transactions contemplated by this Agreement shall have been obtained, including, but not limited to, those set forth on Part 2.17 of the Seller Disclosure Schedule.

     7.3 Additional Documents. The Purchaser shall have received the following documents:

          (a) Officers' Certificate. The Seller shall have furnished to
Purchaser a certificate of the Chief Executive Officer and the Chairman of the
Seller, dated as of the Closing Date, in which such officers shall certify that, the conditions set forth in Sections 6 (with respect to the Seller) and 7.1, 7.2 and 7.3(c), (d) and (i) have been fulfilled.

                                       26

          (b) Secretary's Certificate. The Seller shall have furnished to
Purchaser (i) copies of the text of the resolutions by which the corporate action on the part of the Seller necessary to approve this Agreement, and the transactions contemplated hereby and thereby were taken, (ii) a certificate dated as of the Closing Date executed on behalf of the Seller by its corporate secretary or one of its assistant corporate secretaries certifying to Purchaser that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, and (iv) a copy of the Certificate of Incorporation of the Seller, certified by the Secretary of State of Delaware, and certificates from the Secretary of State of Delaware and the Secretary of State of California evidencing the good standing of the Seller in such jurisdictions.

          (c) Stockholder Approval. This Agreement and the Acquisition shall have been approved by the Requisite Seller Stockholder Vote.

          (d) Non-Competition Agreements. Purchaser shall have received a non-competition agreement, in the form of Exhibit D, executed by the Seller and each of Brent Bilger and Mark Stiving.

          (e) Delivery of Closing Balance Sheet. The Seller shall deliver to
Purchaser the Closing Balance Sheet in a form reasonably acceptable to
Purchaser, with sufficient back-up detail necessary for Purchaser to evaluate the accuracy of the Closing Balance Sheet (including schedules showing aged accounts payable, aged accounts receivable, and documentation verifying all special payment terms).

          (f) Legal Opinion. Purchaser shall have received an opinion of counsel to the Seller, dated as of the Closing, in the form reasonably acceptable to
Purchaser.

          (g) Additional Agreements. The Seller and Purchaser shall have executed a Bill of Sale and Assignment and Assumption Agreement, attached hereto as Exhibits E and C.

          (h) Purchaser may request in good faith such other documents for the purpose of (i) evidencing the accuracy of any representation or warranty made by the Principal Stockholder or the Seller, (ii) evidencing the compliance by the
Principal Stockholder or the Seller with, or the performance by the Principal
Stockholder or the Seller of, any covenant or obligation set forth in this
Agreement, (iii) evidencing the satisfaction of any condition set forth in this
Section 7, or (iv) otherwise facilitating the consummation or performance of any of the Transactions.

          (i) A full and unconditional release of all security interests in assets of Seller.

8.   CONDITIONS PRECEDENT TO THE SELLER'S OBLIGATION TO CLOSE.

     The Seller's obligation to sell the Assets and to take the other actions required to be taken by the Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

                                       27

     8.1 Representations and Compliance. The representations and warranties of the Purchaser under Section 3 hereof shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing as if made at and as of the Closing Date (without giving effect to any supplement to the Seller Disclosure Schedule), except where the failure to be true and correct would not have, or would not reasonably be expected to have, a Material Adverse Effect on the Purchaser. The Purchaser
shall have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the
Closing Date.

     8.2 Consents and Approvals. All consents and approvals necessary for the
Purchaser to consummate the transactions contemplated by this Agreement shall have been obtained, except where the failure to obtain such consents would not result (individually or in the aggregate) in a Material Adverse Effect on the business of the Purchaser, as the case may be.

     8.3 Additional Documents. The Seller shall have received the following documents:

          (a) Officers' Certificate. The Purchaser shall have furnished to
Seller a certificate of an executive officer of the Purchaser, dated as of the
Closing Date, in which such officer shall certify that, the conditions set forth in Sections 6 (with respect to the Seller) and 8.1 and 8.2 have been fulfilled.

          (b) Secretary's Certificate. The Purchaser shall have furnished to
Seller (i) copies of the text of the resolutions by which the corporate action on the part of the Purchaser necessary to approve this Agreement, and the transactions contemplated hereby and thereby were taken, (ii) a certificate dated as of the Closing Date executed on behalf of the Purchaser by its corporate secretary or one of its assistant corporate secretaries certifying to
Purchaser that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded.

9.   TERMINATION.

     9.1 Termination Events. This Agreement may be terminated prior to the
Closing:

          (a) by the Purchaser if (i) there is a material Breach of any covenant or obligation of the Principal Stockholder or the Seller and such Breach shall not have been cured within ten days after the delivery of notice thereof to the
Seller, or (ii) the Purchaser reasonably determines that the timely satisfaction of any condition set forth in Section 7 has become impossible or impractical
(other than as a result of any failure on the part of the Purchaser to comply with or perform its covenants and obligations set forth in this Agreement);

          (b) by the Seller if (i) there is a material Breach of any covenant or obligation of the Purchaser and such Breach shall not have been cured within ten days after the delivery of notice thereof to the Purchaser, or (ii) the Seller reasonably determines that the timely satisfaction of any condition set forth in
Section 8 has become impossible or impractical (other than as a result of any failure on the part of the Principal Stockholder or the Seller to comply with or perform any covenant or obligation set forth in this Agreement);

                                       28

          (c) by the Purchaser if the Closing has not taken place on or before
March 31, 2007 (other than as a result of any failure on the part of the
Purchaser to comply with or perform its covenants and obligations under this
Agreement);

          (d) by the Seller if the Closing has not taken place on or before
March 31, 2007 (other than as a result of any failure on the part of the
Principal Stockholder or the Seller to comply with or perform any covenant or obligation set forth in this Agreement); or

          (e) by the mutual written consent of the Purchaser and the Principal
Stockholder.

     9.2 Termination Procedures. If the Purchaser wishes to terminate this
Agreement pursuant to Section 9.1(a) or Section 9.1(c), the Purchaser shall deliver to the Seller a written notice stating that the Purchaser is terminating this Agreement and setting forth a brief description of the basis on which the
Purchaser is terminating this Agreement. If the Seller wishes to terminate this
Agreement pursuant to Section 9.1(b) or Section 9.1(d), the Seller shall deliver to the Purchaser a written notice stating that the Seller is terminating this
Agreement and setting forth a brief description of the basis on which the Seller is terminating this Agreement.

     9.3 Effect Of Termination. If this Agreement is terminated pursuant to
Section 9.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) no party shall be relieved of any obligation or other Liability arising from any Breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 11; and (c)
the Principal Stockholder and the Seller shall, in all events, remain bound by and continue to be subject to Section 4.7.

     9.4 Nonexclusivity Of Termination Rights. The termination rights provided in Section 9.1 shall not be deemed to be exclusive. Accordingly, the exercise by any party of its right to terminate this Agreement pursuant to Section 9.1 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such party may be entitled to exercise (whether under this Agreement, under any other Contract, under any statute, rule or other Legal Requirement, at common law, in equity or otherwise).

10.  INDEMNIFICATION, ETC.

     10.1 Survival Of Representations And Covenants.

          (a) Notwithstanding any investigation made by or on behalf of any of the parties hereto or the results of any such investigation and notwithstanding the participation of such party in the Closing, the representations, warranties and covenants contained in Sections 1, 2, 4 and 5 hereof (including all of its subsections, except for subsection 5.6 hereof) shall terminate twenty-four (24)
months following the Closing Date (the "Claim Termination Date"), except with respect to claims specifically raised by the aggrieved party or parties in one or more written notices given to the allegedly offending party or parties prior to the Claim Termination Date, and such claims may continue to be asserted by the aggrieved party or parties after that date, and except for any claims related to the Closing Balance Sheet for a period of thirty (30) days following the Closing (or until any disputes related thereto are fully and finally resolved). The covenants of the Seller (or any transferee with respect thereto)
pursuant to Section 5.6 shall survive the Closing.

                                       29

          (b) Nothing contained in this Section 10.1 or elsewhere in this
Agreement shall limit any rights or remedy of Seller or Purchaser for claims based on intentional misrepresentation or fraud.

     10.2 Indemnification By The Principal Stockholder and The Seller.

          (a) The Principal Stockholder and the Seller, jointly and severally, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject at any time
(regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

          (i) any Breach of any representation or warranty made by the Principal
Stockholder or the Seller in this Agreement as of the date of this Agreement
(without giving effect to any qualification as to materiality contained or incorporated in such representation or warranty, and without giving effect to any update to the Seller Disclosure Schedule);

          (ii) any Breach of any representation or warranty made by the
Principal Stockholder or the Seller in this Agreement as if such representation and warranty had been made on and as of the Closing Date (without giving effect to any qualification as to materiality contained or incorporated in such representation or warranty, and without giving effect to any update to the
Seller Disclosure Schedule);

          (iii) any Breach of any representation, warranty, statement, information or provision contained in the Seller Disclosure Schedule, the
Closing Certificate or in any other document delivered or otherwise made available to the Purchaser or any of its Representatives by or on behalf of the
Principal Stockholder, the Seller or any Representative of the Principal
Stockholder or of the Seller;

          (iv) any Breach of any covenant or obligation of the Principal
Stockholder or the Seller contained in any of the Transactional Agreements;

          (v) any Liability of the Seller or of any Related Party, other than the Assumed Liabilities;

          (vi) any Liability (other than the Assumed Liabilities) to which the
Purchaser or any of the other Indemnitees may become subject and that arises directly or indirectly from or relates directly or indirectly to (A) any product

                                       30

produced or sold or any services performed by or on behalf of the Seller, (B)
the presence of any Hazardous Material at any site owned, leased, occupied or controlled by the Seller on or at any time prior to the Closing Date, (C) the generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release or disposal of any Hazardous Material (whether lawfully or unlawfully) by or on behalf of the Seller, (D) the operation by the Seller of its business, or (E)
any failure to comply with any bulk transfer law or similar Legal Requirement in connection with any of the Transactions; or

          (vii) any Proceeding relating directly or indirectly to any Breach, alleged Breach, Liability or matter of the type referred to in clause "(i),"
"(ii)," "(iii)," "(iv)," "(v)", "(vi)" or "(vii)" above (including any
Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 10).

          (b) Subject to Section 10.2(c), neither the Seller nor the Principal
Stockholder shall be required to make any indemnification payment pursuant to
Sections 10.2(a)(i), 10.2(a)(ii) or 10.2(a)(iii) for any Breach as set forth in such Sections until such time as the total amount of all Damages (including the
Damages arising from such Breach and all other Damages arising from any other
Breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $100,000. (If the total amount of such Damages exceeds the $100,000, the
Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Damages, and not merely the portion of such Damages exceeding $100,000.)

          (c) The limitation on the indemnification obligations of the Principal
Stockholder and the Seller that is set forth in Section 10.2(b) shall not apply to any Breach arising directly or indirectly from any circumstance of which the
Principal Stockholder or the Seller had knowledge on or prior to the Closing
Date.

     10.3 Setoff. In addition to any rights of setoff or other rights that the
Purchaser or any of the other Indemnitees may have at common law or otherwise, the Purchaser shall have the right to withhold and deduct any sum that may be owed to the Seller or Principal Stockholder, including the Holdback Amount. The withholding and deduction of any such sum shall operate for all purposes as a complete discharge (to the extent of such sum) of the obligation to pay the amount from which such sum was withheld and deducted.

     10.4 Nonexclusivity Of Indemnification Remedies. The indemnification remedies and other remedies provided in this Section 10 shall not be deemed to be exclusive. Accordingly, the exercise by any Person of any of its rights under this Section 10 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such Person may be entitled to exercise (whether under this
Agreement, under any other Contract, under any statute, rule or other Legal
Requirement, at common law, in equity or otherwise).

     10.5 Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Proceeding (whether against
Purchaser, the Seller, the Principal Stockholder or any other Person) with respect to which the Seller or the Principal Stockholder may become obligated to hold harmless, indemnify, compensate or reimburse an Indemnitee pursuant to
Section 9, Indemnitee shall have the right, at its election, to proceed with the defense of such claim or Proceeding on its own with counsel reasonably satisfactory to the Seller. If Indemnitee so proceeds with the defense of any such claim or Proceeding:

                                       31

          (a) subject to the other provisions of Section 10, all reasonable expenses relating to the defense of such claim or Proceeding shall be borne and paid exclusively by the Seller;

          (b) the Seller shall make available to Indemnitee any documents and materials in its possession or control that may be necessary to the defense of such claim or Proceeding; and

          (c) Indemnitee shall have the right to settle, adjust or compromise such claim or Proceeding; provided, however, that if Indemnitee settles, adjusts or compromises any such claim or Proceeding without the consent of the Seller, such settlement, adjustment or compromise shall not be conclusive evidence of the amount of Damages incurred by Indemnitee in connection with such claim or
Proceeding (it being understood that if Indemnitee requests that the Seller consent to a settlement, adjustment or compromise, the Seller shall not unreasonably withhold or delay such consent).

          (d) Indemnitee shall give the Seller prompt notice of the commencement of any such Proceeding against Indemnitee or the Seller, provided, however, that any failure on the part of Indemnitee to so notify the Seller shall not limit any of the obligations of the Seller under Section 9 (except to the extent such failure materially prejudices the defense of such Proceeding). If Indemnitee does not elect to proceed with the defense of any such claim or Proceeding, the
Seller may proceed with the defense of such claim or Proceeding with counsel reasonably satisfactory to Indemnitee; provided, however, that the Seller may not settle, adjust or compromise any such claim or Proceeding without the prior written consent of Indemnitee (which consent may not be unreasonably withheld or delayed).

     10.6 Exercise Of Remedies By Persons Other Than an Indemnitee. No Person
(other than an Indemnitee or any successor thereto or assign thereof) shall be considered a third party beneficiary of the agreements in this Section 10 and no such person shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement. Without limiting the generality of the foregoing, (i) no employee of the Seller shall have any rights under this
Agreement or under any of the other Transactional Agreements, and (ii) no creditor of the Seller shall have any rights under this Agreement or any of the other Transactional Agreements.

11.  General Provisions

     11.1 Joint And Several Liability. The Principal Stockholder agrees that he shall be jointly and severally liable with the Seller for the due and timely compliance with and performance of each of the covenants and obligations of the
Seller set forth in the Transactional Agreements. The Principal Stockholder's
obligations and liability under this Agreement and the other Transactional
Agreements shall survive such Principal Stockholder's death (and shall be binding upon such Principal Stockholder's personal representatives, executors, administrators, estate, heirs and successors) and shall not be limited in any way by: (i) any failure on the part of the Purchaser or any other Indemnitee to exercise any right or assert any claim against the Seller; (i) the dissolution or insolvency of, or the appointment of any receiver, conservator or liquidator

                                       32

for, or the commencement of any bankruptcy, reorganization, moratorium, arrangement or other proceeding by, against or with respect to, the Seller;
(iii) any merger or consolidation of the Seller with or into any other Entity;
or (iv) the sale or other disposition by such Principal Stockholder of any or all of such Principal Stockholder's shares of the stock of the Seller.

     11.2 Notices. Unless otherwise provided herein, any notice required or permitted under this Agreement shall be deemed effective upon the earlier of (a)
actual receipt or (b) (i) one (1) business day after delivery by confirmed facsimile transmission, (ii) one (1) business day after the business day of deposit with a nationally recognized overnight courier service for next day delivery, freight prepaid, or (iii) three (3) business days after deposit with the United States Post Office for delivery by registered or certified mail, postage prepaid. Any such notice shall be addressed to the party to be notified at the address indicated for such party indicated on the signature pages or exhibits hereto, or at such other address as such party may designate by ten
(10) days' advance written notice to the other parties.

     11.3 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

     11.4 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California
(without giving effect to principles of conflicts of laws).

     11.5 Mandatory Arbitration.

          (a) If Purchaser on one hand, and the Seller and Principal Stockholder on the other hand, are unable to resolve any dispute relating to this Agreement
(an "Arbitrable Dispute") then the dispute shall be settled by binding arbitration in San Jose, California, in accordance with JAMS' Comprehensive
Arbitration Rules and Procedures (the "JAMS Rules") then in effect. However, in all events, the provisions contained herein shall govern over any conflicting rules which may now or hereafter be contained in the JAMS Rules. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available if any judicial proceeding was instituted to resolve an Arbitrable
Dispute. The final decision of the arbitrator will be furnished by the arbitrator to the Seller, Principal Stockholder, Purchaser in writing and will constitute a final, conclusive and non-appealable determination of the issue in question, binding upon the Seller, Principal Stockholder, Purchaser, and an order with respect thereto may be entered in any court of competent jurisdiction.

          (b) Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the parties hereto or by JAMS, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation.

          (c) The arbitrator shall be mutually agreed upon by Purchaser, Seller and the Principal Stockholder. In the event such parties are unable to agree within 20 days following submission of the dispute to JAMS by one of the parties, JAMS will have the authority to select an arbitrator from a list of arbitrators who satisfy the criteria set forth in clause "(d)" hereof.

                                       33

          (d) No arbitrator shall have any past or present family, business or other relationship with the parties hereto, "affiliate" (as such term is defined in Rule 12b-2 of the Exchange Act), director or officer thereof, unless following full disclosure of all such relationships, the parties hereto agree in writing to waive such requirement with respect to an individual in connection with any dispute.

          (e) The arbitrator shall be instructed to hold up to an eight hour, one day hearing regarding the disputed matter within 60 days of his or her designation and to render an award (without written opinion) no later than 10 days after the conclusion of such hearing, in each case unless otherwise mutually agreed in writing by the parties hereto.

          (f) No discovery other than an exchange of relevant documents may occur in any arbitration commenced under the provisions of this Section 11.5.
Purchaser, Seller and Principal Stockholder agree to act in good faith to promptly exchange relevant documents.

          (g) Purchaser on one hand and the Seller and Principal Stockholder on the other hand, will each pay 50% of the initial compensation to be paid to the arbitrator in any such arbitration and 50% of the costs of transcripts and other normal and regular expenses of the arbitration proceedings; provided, however, that: (A) the prevailing party in any arbitration will be entitled to an award of attorneys' fees and costs; and (B) all costs of arbitration, other than those provided for above, will be paid by the losing party, and the arbitrator will be authorized to determine the identity of the prevailing party and the losing party.

          (h) The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or any other provisions contained in this Agreement.

          (i) Except as specifically otherwise provided in the Agreement, arbitration will be the sole and exclusive remedy of the parties for any
Arbitrable Dispute or any other dispute arising out of or relating to the
Agreement.

     11.6 Successors And Assigns; Parties In Interest.

          (a) This Agreement shall be binding upon: the Seller and its successors and assigns (if any), the Principal Stockholder and his successors and assigns (if any) and the Purchaser and its successors and assigns (if any).
This Agreement shall inure to the benefit of the Seller, the Principal
Stockholder, the Purchaser and the other Indemnitees (subject to Section 10.6);
and the respective successors and assigns (if any) of the foregoing.

          (b) The Purchaser may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 10), in whole or in part, to any other Person without obtaining the consent or approval of any other Person. The Seller shall not be permitted to assign any of his or its rights or delegate any of his or its obligations under this Agreement without the Purchaser's prior written consent.

                                       34

     11.7 Waiver. At any time prior to or following the Closing Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit. Any such extension or waiver shall only be effective if made in writing and duly executed by the party giving such extension or waiver.

     11.8 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Purchaser, Seller and the Principal Stockholder.

     11.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

     11.10 Entire Agreement. This Agreement sets forth the entire understanding of the parties relating to the subject matter thereof and supersedes all prior agreements, letters of intent and understandings among or between any of the parties relating to the subject matter thereof.

     11.11 Currency. All references to dollars in this Agreement shall be deemed references to dollars of the United States of America.

                                       35

     The parties to this Agreement have caused this Agreement to be executed and delivered as of December 28, 2006.

                                 DESTINY NETWORKS, INC.,
                                   a Delaware corporation

                                 By:   /s/ Mark Stiving
                                       --------------------------------------
                                       Mark Stiving, President and Secretary

                                 ADDRESS:
                                 725 Coe Avenue
                                 San Jose, CA   95125

                                 HOME DIRECTOR, INC.
                                   a Delaware corporation

                                 By:   /s/ Daryl Stemm
                                       --------------------------------------
                                           Daryl Stemm
                                 Title: Chief Financial Officer

                                 ADDRESS:
                                 1475 South Bascom Avenue, Suite 210
                                 Campbell, California 95008
                                 Fax: (408) 559-7100

                                 PRINCIPAL STOCKHOLDER

                                 /s/ Brent Bilger
                                 --------------------------------------
                                     Brent Bilger

                                       36

         EXHIBIT A         Definitions
         EXHIBIT B         Contracts
         EXHIBIT C         Assumption Agreement
         EXHIBIT D         Non-competition Agreement
         EXHIBIT E         Bill of Sale
         EXHIBIT F         Excluded Assets
         EXHIBIT G         Excluded Liabilities

                                    EXHIBIT A

                               CERTAIN DEFINITIONS

     For purposes of the Agreement (including this Exhibit A):

     "Acquired Assets" means all of the assets, properties and rights of the
Seller, relating exclusively to the Business, of every kind, nature and description, tangible or intangible, wherever located, other than the Excluded
Assets, including but not limited to the assets reflected in the Balance Sheet and Closing Balance Sheet, and any prepayments or retainers relating to such assets, properties and rights.

     "Acquisition Transaction" shall mean any transaction involving: (a) the sale or other disposition of all or any portion of the business or assets of the
Seller (other than in the Ordinary Course of Business); (b) the issuance, sale or other disposition of (i) any capital stock or other securities of the Seller,
(ii) any option, call, warrant or right (whether or not immediately exercisable)
to acquire any capital stock or other securities of the Seller, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other securities of the Seller; or (c) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving the Seller.

     "Breach" means a breach of a representation, warranty, covenant, obligation or other provision if there is or has been (a) any inaccuracy in or breach
(including any inadvertent or innocent breach) of, or any failure (including any inadvertent failure) to comply with or perform, such representation, warranty, covenant, obligation or other provision, or (b) any claim (by any Person) or other circumstance that is inconsistent with such representation, warranty, covenant, obligation or other provision; and the term "Breach" shall be deemed to refer to any such inaccuracy, breach, failure, claim or circumstance.

     "Closing Balance Sheet" means the pro forma balance sheet of the Business dated as of the Closing Date.

     "Closing Price" shall be the last reported sales price of one share of
Purchaser Common Stock or, in case no such reported sale take place on such date, the average of the reported closing bid and asked prices in either case on the Nasdaq Global Market or, if the Common Stock is not listed or admitted to trading on the Nasdaq Global Market, on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on the Nasdaq National Market or any national securities exchange, the average of the closing bid and asked prices as quoted on NASDAQ or any comparable system or, if the Common Stock is not quoted on
NASDAQ or any comparable system, the closing sales price or, in case no reported sale takes place, the average of the closing bid and asked prices, as furnished by any two members of the National Association of Securities Dealers, Inc.
selected from time to time by the Company for that purpose, or in case no closing bid and asked prices can be furnished by any two members of the National
Association of Securities Dealers, Inc., a price determined in good faith by the
Board of Directors of Purchaser.

                                      A-1

     "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     "Contract" shall mean any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, agreement of confidentiality, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

     "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

     "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, Seller (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Excluded Assets" shall mean the assets identified on Exhibit F (to the extent owned by the Seller on the Closing Date).

     "GAAP" shall mean generally accepted accounting principles.

     "Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any
Governmental Body.

     "Governmental Body" shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other

                                      A-2

jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature
(including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

     "Hazardous Material" shall include: (a) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde or polychlorinated biphenyl; (b) any waste, gas or other substance or material that is explosive or radioactive; (c) any
"hazardous substance," "pollutant," "contaminant," "hazardous waste," "regulated substance," "hazardous chemical" or "toxic chemical" as designated, listed or defined (whether expressly or by reference) in any statute, regulation or other
Legal Requirement (including the Comprehensive Environmental Response,
Compensation and Liability Act and any other so-called "superfund" or
"superlien" law and the respective regulations promulgated thereunder); (d) any other substance or material (regardless of physical form) or form of energy that is subject to any Legal Requirement which regulates or establishes standards of conduct in connection with, or which otherwise relates to, the protection of human health, plant life, animal life, natural resources, property or the enjoyment of life or property from the presence in the environment of any solid, liquid, gas, odor, noise or form of energy; and (e) any compound, mixture, solution, product or other substance or material that contains any substance or material referred to in clause "(a)", "(b)", "(c)" or "(d)" above.

     "Indemnitees" shall mean the following Persons: (a) the Purchaser; (b) the
Purchaser's current and future affiliates; (c) the respective Representatives of the Persons referred to in clauses "(a), " and "(b)" and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and
"(c)".

     "Intellectual Property Rights" shall mean and include all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) Patents and industrial property rights; (e) other proprietary rights in intellectual property of every kind and nature; and (f) all registrations, renewals, extensions, continuations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.

     "Knowledge" shall mean the actual knowledge of the Seller's, Purchaser's directors and officers, and that such person has no reason to believe that such fact or other matter is other than what is represented after such investigation that such director or officer, as the case may be, should reasonably be expected to conduct through the exercise of reasonable care in the conduct of the business of the Seller, Purchaser and in preparation of this Agreement, the
Transactional Agreements and the Disclosure Schedules contemplated hereby.

     "Legal Requirements" shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty,

                                      A-3

convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

     "Liability" or "Liabilities" shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

     "Material Adverse Effect" shall, with respect to an entity, mean any condition, event, change or occurrence, individually or collectively, that has had or may reasonably be expected to have a material adverse effect on the business, operations, results of operations or financial condition of such entity on a consolidated basis.

     "Open Source Code" shall mean any software code that is distributed as
"free software" or "open source software" or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla
License, Common Public License, Apache License, BSD License, Artistic License,
or Sun Community Source License.

     "Order" shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other
Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Proceeding.

     "Ordinary Course of Business" shall mean an action taken by or on behalf of the Seller shall not be deemed to have been taken in the "Ordinary Course of
Business" unless:

          (a) such action is recurring in nature, is consistent with the past practices of the Seller and is taken in the ordinary course of the normal day-to-day operations of the Seller;

          (b) such action is taken in accordance with sound and prudent business practices;

          (c) such action is not required to be authorized by the Stockholders of the Seller, the board of directors of the Seller or any committee of the board of directors of the Seller and does not require any other separate or special authorization of any nature; and

          (d) such action is similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the

                                      A-4

     ordinary course of the normal day-to-day operations of comparable companies of the same size and within the same industry.

     "Person" shall mean any individual, Entity or Governmental Body.

     "Pre-Closing Period" shall mean the period from the date of the Agreement through the Closing Date.

     "Purchaser Disclosure Schedule" shall mean the disclosure schedule (dated as of the date of this Agreement) delivered to Seller on behalf of the Purchaser and prepared in accordance with Section 3 of this Agreement.

     "Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any
Governmental Body or any arbitrator or arbitration panel.

     "Related Party" shall mean: (a) each individual who is, or who has at any time been, an officer, director or affiliate of the Seller, including, without limitation, Brent Bilger, Mark Stiving, and Michael Sprauve; (b) each member of the family of each of the individuals referred to in clause "(a)" above; and (c)
any Entity (other than the Seller) in which any one of the individuals referred to in clauses "(a)" and "(b)" above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest or a material voting, proprietary or equity interest.

     "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

     "Requisite Seller Stockholder Vote" shall mean the affirmative vote, or written consent, of the holders of a majority of the outstanding Seller Common
Stock.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Seller Disclosure Schedule" shall mean the disclosure schedule (dated as of the date of this Agreement) delivered to the Purchaser on behalf of Seller and prepared in accordance with Section 2 of this Agreement.

     "Seller Employee" shall mean any current or former employee, independent contractor or director of the Seller or any Person under common control with the
Seller within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and
the regulations issued thereunder.

     "Seller Employee Agreement" shall mean each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract between the Seller or any Seller Affiliate and any Seller
Employee, other than any such management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract with a
Seller Employee which is terminable "at will" without any obligation on the part of the Seller or any Seller Affiliate to make any payments or provide any benefits in connection with such termination.

     Seller Employee Plan. "Seller Employee Plan" shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded,

                                      A-5

including each "employee benefit plan," within the meaning of Section 3(3) of
ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to, or required to be contributed to, by the Seller or any Seller Affiliate for the benefit of any Seller Employee, or with respect to which the Seller or any Seller Affiliate has or may have any liability or obligation, except such definition shall not include any Seller Employee
Agreement.

     "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty
(including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar Contract.

     "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal
Requirement relating to any Tax.

     "Trading Day" shall mean (x) if the applicable security is quoted on The
Nasdaq Stock Market, a day on which trades may be made thereon or (y) if the applicable security is listed or admitted for trading on the American Stock
Exchange, New York Stock Exchange or another national securities exchange, a day on which the American Stock Exchange, New York Stock Exchange or another national securities exchange is open for business or (z) if the applicable security is not so listed, admitted for trading or quoted, any day other than a
Saturday or Sunday or a day on which banking institutions in the State of New
York are authorized or obligated by law or executive order to close.

     "Transactional Agreements" shall mean: (a) this Agreement; (b) the
Assumption Agreement; (c) the Distribution Agreement referred to in Section 6(d)
hereof; (d) the Consultancy Agreement referred to in Section 6(e) hereof; (e)
the Non-competition Agreement referred to in Section 7.3(e) hereof; and (f) the
Closing Certificate.

                                      A-6

     "Transactions" shall mean (a) the execution and delivery of the respective
Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including: (i) the sale of the Assets by the Seller to the Purchaser in accordance with the Agreement; (ii) the assumption of the Assumed Liabilities by the Purchaser pursuant to the
Assumption Agreement; (iii) the issue of shares of Common Stock of the Purchaser to be subscribed to by the Seller in accordance with the Agreement; and (iii)
the performance by the Seller and the Purchaser of their respective obligations under the Transactional Agreements, and the exercise by the Seller and the
Purchaser of their respective rights under the Transactional Agreements.

                                      A-7

                                    EXHIBIT C

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

     THIS ASSIGNMENT AND ASSUMPTION AGREEMENT is made as of December 28, 2006
(the "Closing Date"), by and between DESTINY NETWORKS, INC., a Delaware corporation (the "Seller") and Home Director, Inc., a Delaware corporation (the
"Purchaser"). Capitalized terms used but not defined in this Assignment shall have the meanings given to them in that certain Asset Purchase Agreement, dated as of December ____, 2006, among the Purchaser, the Seller and Brent Bilger, as the same may be amended (the "Purchase Agreement").

                              W I T N E S S E T H :

     WHEREAS, pursuant and subject to the terms and conditions of the Purchase
Agreement, the Seller is causing the Acquired Assets to be sold, assigned, transferred, conveyed and delivered to the Purchaser; and

     WHEREAS, in connection with the sale of the Assets to the Purchaser, the
Purchaser and the Seller wish to provide for the limited assumption by the
Purchaser of certain obligations of the Seller (the "Assumed Liabilities," as such term is defined in the Purchase Agreement).

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

     1. The Seller hereby sells, assigns, transfers, conveys and delivers to the
Purchaser all right, title and interest in, to and under each Assumed Liability.

     2. The Purchaser hereby assumes the obligations of the Seller under each
Assumed Liability pursuant to the terms of the Purchase Agreement.

     Notwithstanding anything to the contrary contained herein: (a) nothing contained in this Assignment and Assumption Agreement is intended to provide any rights to the Seller or Purchaser (beyond those rights expressly provided to the
Seller and Purchaser, respectively, in the Purchase Agreement); (b) nothing contained in this Assignment and Assumption Agreement is intended to impose any obligations or liabilities on the Purchaser or Seller (beyond those obligations and liabilities expressly imposed on the Purchaser and Seller, respectively, in the Purchase Agreement); and (c) nothing contained in this Assignment and
Assumption Agreement is intended to limit any of the rights or remedies available to the Purchaser or Seller under the Purchase Agreement.

     Nothing contained in this Assignment and Assumption Agreement is intended to provide any right or remedy to any person or entity, other than the Seller and the Purchaser.

     The Assignment and Assumption Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

     This Assignment and Assumption Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of
California (without giving effect to principles of conflicts of laws).

                                      C-1

     The parties to this Assignment and Assumption Agreement have caused it to be executed and delivered as of the date first written above.

                              DESTINY NETWORKS, INC.,
                              a Delaware corporation

                              By:
                                  -------------------------------------
                              Title:

                              ADDRESS:

                              HOME DIRECTOR, INC.
                              a Delaware corporation

                              By:
                                  -------------------------------------
                              Title:

                              ADDRESS:
                              1475 South Bascom Avenue, Suite 210
                              Campbell, California 95008
                              Fax: (408) 559-7100

                                      C-2

                                    EXHIBIT D

                            NONCOMPETITION AGREEMENT

     THIS NONCOMPETITION AGREEMENT is being executed and delivered as of
December 28, 2006 by [_________________] (the "Stockholder") in favor of, and for the benefit of: HOME DIRECTOR INC., a Delaware corporation (the
"Purchaser"); and the other "Indemnitees" (as hereinafter defined). Certain capitalized terms used in this Noncompetition Agreement are defined in Section
19 or in the Purchase Agreement (as defined below).

                                    RECITALS

     A. As a stockholder and employee of the Seller, the Stockholder has obtained extensive and valuable knowledge and confidential information concerning the businesses of the Seller and its subsidiaries. (The Seller and its subsidiaries are referred to collectively herein as the "Acquired
Companies.")

     B. Pursuant to an Asset Purchase Agreement dated as of December 28, 2006 among the Purchaser, the Seller and Brent Bilger, the Stockholder and the other stockholders of the Seller (the "Purchase Agreement"), the Seller is selling all of the Acquired Assets contemporaneously with the execution and delivery of this
Noncompetition Agreement.

     C. In connection with the acquisition by the Purchaser of all of the Assets of the Seller pursuant to the Purchase Agreement (and as a condition to the consummation of such acquisition), and to enable the Purchaser to secure more fully the benefits of such acquisition, the Purchaser has required that the
Stockholder enter into this Noncompetition Agreement; and the Stockholder is entering into this Noncompetition Agreement in order to induce the Purchaser to consummate the acquisition contemplated by the Purchase Agreement.

     E. The Purchaser and the Acquired Companies have conducted and are conducting their respective businesses on a national basis.

                                      D-1

                                    AGREEMENT

     In order to induce the Purchaser to consummate the transactions contemplated by the Purchase Agreement, and for other good and valuable consideration, the Stockholder agrees as follows:

     3. Restriction on Competition. The Stockholder agrees that, during the
Noncompetition Period, the Stockholder shall not, and shall not permit any of his Affiliates to:

          (a) engage directly or indirectly in Competition in any Restricted
     Territory; or

          (b) directly or indirectly be or become an officer, director, stockholder, owner, co-owner, Affiliate, partner, promoter, employee, agent, representative, designer, consultant, advisor, manager, licensor, sublicensor, licensee or sublicensee of, for or to, or otherwise be or become associated with or acquire or hold (of record, beneficially or otherwise) any direct or indirect interest in, any Person that engages directly or indirectly in Competition in any Restricted Territory;

     provided, however, that the Stockholder may, without violating this Section
1, own, as a passive investment, shares of capital stock of a publicly-held corporation that engages in Competition if (i) such shares are actively traded on an established national securities market in the United States, (ii) the number of shares of such corporation's capital stock that are owned beneficially
(directly or indirectly) by the Stockholder and the number of shares of such corporation's capital stock that are owned beneficially (directly or indirectly)
by the Stockholder's Affiliates collectively represent less than one percent of the total number of shares of such corporation's capital stock outstanding, and
(iii) neither the Stockholder nor any Affiliate of the Stockholder is otherwise associated directly or indirectly with such corporation or with any Affiliate of such corporation.

     4. No Hiring or Solicitation of Employees. The Stockholder agrees that, during the Noncompetition Period, the Stockholder shall not, and shall not permit any of his Affiliates to: (a) hire any Specified Employee, or (b)
directly or indirectly, personally or through others, encourage, induce, attempt to induce, solicit or attempt to solicit (on the Stockholder's own behalf or on behalf of any other Person) any Specified Employee or any other employee to leave his or her employment with the Purchaser, any of the Acquired Companies or any of the Purchaser's other subsidiaries. (For purposes of this Section 2,
"Specified Employee" shall mean any individual who (i) is or was an employee of any of the Acquired Companies on the date of this Noncompetition Agreement or during the 180-day period ending on the date of this Noncompetition Agreement, and (ii) remains or becomes an employee of the Purchaser, any of the Acquired
Companies or any of the Purchaser's other subsidiaries on the date of this
Noncompetition Agreement or at any time during the Noncompetition Period.)

     5. Confidentiality. The Stockholder agrees that he shall hold all
Confidential Information in strict confidence and shall not at any time (whether during or after the Noncompetition Period): (a) reveal, report, publish, disclose or transfer any Confidential Information to any Person (other than the

                                      D-2

Purchaser or the Seller), except in the performance of his obligations under the
Employment Agreement; (b) use any Confidential Information for any purpose, except in the performance of his obligations under the Employment Agreement; or
(c) use any Confidential Information for the benefit of any Person (other than the Purchaser or the Seller).

     6. Representations and Warranties. The Stockholder represents and warrants, to and for the benefit of the Indemnitees, that: (a) he has full power and capacity to execute and deliver, and to perform all of his obligations under, this Noncompetition Agreement; and (b) neither the execution and delivery of this Noncompetition Agreement nor the performance of this Noncompetition
Agreement will result directly or indirectly in a violation or breach of (i) any agreement or obligation by which the Stockholder or any of his Affiliates is or may be bound, or (ii) any law, rule or regulation. The Stockholder's representations and warranties shall survive the expiration of the
Noncompetition Period for an unlimited period of time.

     7. Specific Performance. The Stockholder agrees that, in the event of any breach or threatened breach by the Stockholder of any covenant or obligation contained in this Noncompetition Agreement, each of the Purchaser and the other
Indemnitees shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. The Stockholder further agrees that no Indemnitee shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5, and the Stockholder irrevocably waives any right he may have to require any
Indemnitee to obtain, furnish or post any such bond or similarly instrument.

     8. Indemnification. Without in any way limiting any of the rights or remedies otherwise available to any of the Indemnitees, the Stockholder shall indemnify and hold harmless each Indemnitee against and from any loss, damage, injury, harm, detriment, lost opportunity, liability, exposure, claim, demand, settlement, judgment, award, fine, penalty, tax, fee (including attorneys'
fees), charge or expense (whether or not relating to any third-party claim) that is directly or indirectly suffered or incurred at any time (whether during or after the Noncompetition Period) by such Indemnitee, or to which such Indemnitee otherwise becomes subject at any time (whether during or after the
Noncompetition Period), and that arises directly or indirectly out of or by virtue of, or relates directly or indirectly to, (a) any inaccuracy in or breach of any representation or warranty contained in this Noncompetition Agreement, or
(b) any failure on the part of the Stockholder to observe, perform or abide by, or any other breach of, any restriction, covenant, obligation or other provision contained in this Noncompetition Agreement.

     9. Non-Exclusivity. The rights and remedies of the Purchaser and the other
Indemnitees under this Noncompetition Agreement are not exclusive of or limited by any other rights or remedies which they may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of the Purchaser, and the other Indemnitees under this Noncompetition
Agreement, and the obligations and liabilities of the Stockholder under this
Noncompetition Agreement, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, under laws relating to misappropriation of trade secrets, under other laws and common law requirements and under all applicable rules and regulations. Nothing in this

                                      D-3

Noncompetition Agreement shall limit any of the Stockholder's obligations, or the rights or remedies of the Purchaser or any of the other Indemnitees, under the Purchase Agreement or the Employment Agreement; and nothing in the Purchase
Agreement or the Employment Agreement shall limit any of the Stockholder's obligations, or any of the rights or remedies of the Purchaser or any of the other Indemnitees, under this Noncompetition Agreement. No breach on the part of the Purchaser or any other party of any covenant or obligation contained in the
Purchase Agreement, the Employment Agreement or any other agreement shall limit or otherwise affect any right or remedy of the Purchaser or any of the other
Indemnitees under this Noncompetition Agreement.

     10. Severability. Any term or provision of this Noncompetition Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Noncompetition Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

     11. Governing Law; Venue.

     (a) This Noncompetition Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of California (without giving effect to principles of conflicts of laws).

     (b) Any legal action or other legal proceeding relating to this
Noncompetition Agreement or the enforcement of any provision of this
Noncompetition Agreement may be brought or otherwise commenced in any state or federal court located in the County of Santa Clara, California. The Stockholder:

          (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of Santa Clara,
     California (and each appellate court located in the State of California), in connection with any such legal proceeding;

          (ii) agrees that service of any process, summons, notice or document by U.S. mail addressed to him at the address set forth on the signature page of this Noncompetition Agreement shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

                                       D-4

          (iii) agrees that each state and federal court located in the County of Santa Clara, California, shall be deemed to be a convenient forum; and

          (iv) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the County of Santa Clara, California, any claim that the
     Stockholder is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Noncompetition
     Agreement or the subject matter of this Noncompetition Agreement may not be enforced in or by such court.

     Nothing contained in this Section 9 shall be deemed to limit or otherwise affect the right of any Indemnitee to commence any legal proceeding or otherwise proceed against the Stockholder in any other forum or jurisdiction.

     (c) THE STOCKHOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN
CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS NONCOMPETITION AGREEMENT
OR THE ENFORCEMENT OF ANY PROVISION OF THIS NONCOMPETITION AGREEMENT.

     12. Waiver. No failure on the part of the Purchaser or any other Indemnitee to exercise any power, right, privilege or remedy under this Noncompetition
Agreement, and no delay on the part of the Purchaser, the Company or any other
Indemnitee in exercising any power, right, privilege or remedy under this
Noncompetition Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Indemnitee shall be deemed to have waived any claim of such Indemnitee arising out of this Noncompetition
Agreement, or any power, right, privilege or remedy of such Indemnitee under this Noncompetition Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Indemnitee; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     13. Successors and Assigns. Each of the Purchaser, the Parent and the other
Indemnitees may freely assign any or all of its rights under this Noncompetition
Agreement, at any time, in whole or in part, to any Person without obtaining the consent or approval of the Stockholder or of any other Person. This
Noncompetition Agreement shall be binding upon the Stockholder and his heirs, executors, estate, personal representatives, successors and assigns, and shall inure to the benefit of the Purchaser, the Parent and the other Indemnitees.

     14. Further Assurances. The Stockholder shall (at the Stockholder's sole expense) execute and/or cause to be delivered to each Indemnitee such instruments and other documents, and shall (at the Stockholder's sole expense)

                                      D-5

take such other actions, as such Indemnitee may reasonably request at any time
(whether during or after the Noncompetition Period) for the purpose of carrying out or evidencing any of the provisions of this Noncompetition Agreement.

     15. Attorneys' Fees. If any legal action or other legal proceeding relating to this Noncompetition Agreement or the enforcement of any provision of this
Noncompetition Agreement is brought against the Stockholder, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     16. Captions. The captions contained in this Noncompetition Agreement are for convenience of reference only, shall not be deemed to be a part of this
Noncompetition Agreement and shall not be referred to in connection with the construction or interpretation of this Noncompetition Agreement.

     17. Construction. Whenever required by the context, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Noncompetition Agreement. Neither the drafting history nor the negotiating history of this Noncompetition Agreement shall be used or referred to in connection with the construction or interpretation of this Noncompetition Agreement. As used in this Noncompetition
Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words "without limitation." Except as otherwise indicated in this
Noncompetition Agreement, all references in this Noncompetition Agreement to
"Sections" are intended to refer to Sections of this Noncompetition Agreement.

     18. Survival of Obligations. Except as specifically provided herein, the obligations of the Stockholder under this Noncompetition Agreement (including his obligations under Sections 3, 6 and 12) shall survive the expiration of the
Noncompetition Period. The expiration of the Noncompetition Period shall not operate to relieve the Stockholder of any obligation or liability arising from any prior breach by the Stockholder of any provision of this Noncompetition
Agreement.

     19. Obligations Absolute. The Stockholder's obligations under this
Noncompetition Agreement are absolute and shall not be terminated or otherwise limited by virtue of any breach (on the part of the Purchaser, the Parent, any other Indemnitee or any other Person) of any provision of the Purchase Agreement or any other agreement, or by virtue of any failure to perform or other breach of any obligation of the Purchaser, the Parent, any other Indemnitee or any other Person.

     20. Amendment. This Noncompetition Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Stockholder and the Purchaser (or any successor to the Purchaser).

     21. Defined Terms. For purposes of this Noncompetition Agreement:

                                      D-6

     (a) "Affiliate" means, with respect to any specified Person, any other
Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified
Person.

     (b) "Competing Product" means any: (i) product equipment, device or system that has been designed, developed, manufactured, assembled, promoted, sold, supplied, distributed, resold, installed, supported, maintained, repaired, refurbished, licensed, sublicensed, financed, leased or subleased by or on behalf of any of the Acquired Companies (or any predecessor of any of the
Acquired Companies) at any time on or prior to this date of this Noncompetition
Agreement; (ii) product, equipment, device or system that is designed, developed, manufactured, assembled, promoted, sold, supplied, distributed, resold, installed, supported, maintained, repaired, refurbished, licensed, sublicensed, financed, leased or subleased by or on behalf of the Purchaser, any of the Acquired Companies or any of the Purchaser's other subsidiaries at any time during the Noncompetition Period; or (iii) product, equipment, device or system that is substantially the same as, incorporates, is a material component or part of, is based upon, is functionally similar to or competes in any material respect with any product, equipment, device or system of the type referred to in clause "(i)", clause "(ii)" or clause "(iii)" of this sentence.

     (c) "Competing Service" means: (i) the Business (as defined in the Purchase
Agreement) or similar service; (ii) any service that has been provided, performed or offered by or on behalf of any of the Acquired Companies (or any predecessor of any of the Acquired Companies) at any time on or prior to the date of this Noncompetition Agreement; (iii) service that is provided, performed or offered by the Purchaser, any of the Acquired Companies or any of the
Purchaser's other subsidiaries at any time during the Noncompetition Period;
(iv) service that facilitates, supports or otherwise relates to the design, development, manufacture, assembly, promotion, sale, supply, distribution, resale, installation, support, maintenance, repair, refurbishment, licensing, sublicensing, financing, leasing or subleasing of any Competing Product; or (v)
service that is substantially the same as, is based upon or competes in any material respect with any service referred to in clause "(i)", clause "(ii)", clause "(iii)" or clause "(iv)" of this sentence.

     (d) A Person shall be deemed to be engaged in "Competition" if: (a) such
Person or any of such Person's subsidiaries or other Affiliates is engaged directly or indirectly in the design, development, manufacture, assembly, promotion, sale, supply, distribution, resale, installation, support, maintenance, repair, refurbishment, licensing, sublicensing, financing, leasing or subleasing of any Competing Product; or (b) such Person or any of such
Person's subsidiaries or other Affiliates is engaged directly or indirectly in providing, performing or offering any Competing Service.

     (e) "Confidential Information" means any non-public information (whether or not in written form and whether or not expressly designated as confidential)
relating directly or indirectly to the Purchaser, any of the Acquired Companies or any of the Purchaser's other subsidiaries or relating directly or indirectly to the business, operations, financial affairs, performance, assets, technology, processes, products, contracts, customers, licensees, sublicensees, suppliers,

                                      D-7

personnel, consultants or plans of the Purchaser, any of the Acquired Companies or any of the Purchaser's other subsidiaries (including any such information consisting of or otherwise relating to trade secrets, know-how, technology, inventions, prototypes, designs, drawings, sketches, processes, license or sublicense arrangements, formulae, proposals, research and development activities, customer lists or preferences, pricing lists, referral sources, marketing or sales techniques or plans, operations manuals, service manuals, financial information, projections, lists of consultants, lists of suppliers or lists of distributors); provided, however, that "Confidential Information" shall not be deemed to include information of the Seller that was already publicly known and in the public domain prior to the time of its initial disclosure to the Stockholder.

     (f) "Indemnitees" shall include: (i) the Purchaser; (ii) the Parent; (iii)
each Person who is or becomes an Affiliate of the Purchaser or the Parent; and
(iv) the successors and assigns of each of the Persons referred to in clauses
"(i)", "(ii)" and "(iii)" of this sentence.

     (g) "Noncompetition Period" shall mean the period commencing on the date of this Noncompetition Agreement and ending on (i)] the third anniversary of the date of this Noncompetition Agreement; provided, however, that in the event of any breach on the part of the Stockholder of any provision of this
Noncompetition Agreement, the Noncompetition Period shall be automatically extended by a number of days equal to the total number of days in the period from the date on which such breach shall have first occurred through the date as of which such breach shall have been fully cured].

     (h) "Person" means any: (i) individual; (ii) corporation, general partnership, limited partnership, limited liability partnership, trust, company
(including any limited liability company or joint stock company) or other organization or entity; or (iii) governmental body or authority.

     (i) "Restricted Territory" means each county or similar political subdivision of each State of the United States of America (including each of the counties in the State of California), and each State, territory or possession of the United States of America.

                                      D-8

     IN WITNESS WHEREOF, the Stockholder has duly executed and delivered this
Noncompetition Agreement as of the date first above written.

                        [Stockholder]

                        Address:
                                ------------------------------------

                        Telephone No.:(  )         Facsimile:(  )
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                                      D-9